iQSTEL Completes the Acquisition of Blockchain Solutions Developer itsBchain

NEW YORK, NY -- (Marketwired) – 2/24/2020 - iQSTEL Inc. (OTC: IQST) today announced that it has acquired a 75% stake in itsBchain, a blockchain solutions provider with a varied portfolio of projects. This will provide in-house developed telecom blockchain solutions for carrier, corporate and retail markets.

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Mr. Iglesias, the Company’s CEO stated: “itsBchain is uniquely positioned to develop telecom applications based on smart contracts and blockchain technologies. Mobile number portability and carrier wholesale VoIP, SMS and Data payment solutions are just two of the projects itsBchain has under development. We believe the synergy between our subsidiaries, as well as our existing clientele, will greatly benefit from this new acquisition.”

itsBchain will be headed by Mr. Miguel Scavo as the COO. Mr. Scavo is a 20-year telecom veteran with extensive experience in the Latin American and world-wide telecom markets. Additionally, Mr. Scavo has a Masters in blockchain technology from the Blockchain Institute of Technology of Barcelona, a school of EADA (https://www.eada.edu/en), including various blockchain and smart contract specialized courses.

“We are pleased to appoint Mr Miguel Scavo as COO of itsBchain as well as the new CIO of iQSTEL, further enhancing the synergy between our portfolio companies. Mr. Scavo will be helping itsBchain and iQSTEL develop next-generation blockchain and Artificial Intelligence (AI) telecom solutions. itsBchain has several software products completing the alpha testing stage and we are confident we’ll have beta-ready solutions to offer our Tier-1 carrier clients in the coming days/weeks,” continued Mr. Iglesias, the Company’s CEO.

About iQSTEL Inc.:

iQSTEL (OTC: IQST) www.iQSTEL.com is a technology company offering a wide array of services to the Telecommunications Industry. These include services to International Long-Distance Telecommunications Operators (ILD Wholesale), Retail and Corporate markets (ILD Retail), Submarine Fiber Optic Network capacity, Satellite Communications services, Mobile Virtual Network Operator (MVNO) services, Internet of Things (IoT) technology solutions, Data Center facilities capacity leasing, and Blockchain solutions for the Telecommunications industry.

About Etelix.com USA, LLC:

Etelix.com USA LLC www.etelix.com is wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America and Europe. Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008 and has been profitable since inception.

About SwissLink Carrier AG:

SwissLink Carrier AG www.swisslink-carrier.com is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator, having a domestic Interconnect with Swisscom, allowing their international Carrier Customers direct terminations via SwissLink into all Switzerland Fix & Mobile Networks. Since the takeover from Swissphone in November 2018 and the rename into SwissLink, they operate on a profitable level.

About QGlobal SMS LLC.:

QGlobal SMS LLC www.qglobalsms.com is a 51% owned subsidiary of iQSTEL Inc. QGlobal SMS is a USA based company founded in 2020 specialized in international and domestic SMS termination, with emphasis on the Applications to Person (A2P) and Person to Person (P2P) for Wholesale Carrier Market and Corporate Market in US. QGlobal SMS has commercial presence in Europe, USA and Latin America. QGlobal SMS has robust international interconnection with Tier1 SMS Aggregators, guarantying its customers high quality and low termination rates, over more than 100 countries worldwide.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc.

www.iqstel.com ; www.swisslink-carrier.com ; www.etelix.com and www.qglobalsms.com